Exhibit 99.1

AMRI Reports Third Quarter Financial Results,
Total Contract Revenue Up 20% Year-Over-Year;
Announces Restructuring Plan for Large Scale Manufacturing Operations

Albany, NY (November 9, 2006)—Albany Molecular Research, Inc. (NASDAQ: AMRI) today reported financial results for the quarter and nine-month period ended September 30, 2006.  Concurrently, the company announced a plan to restructure its Large Scale Manufacturing operations based in Rensselaer, New York to reduce costs, heighten competitiveness and realign operations with growing demand for its chemistry services and strategic business objectives.

Financial highlights for the third quarter and other recent events include:

•                  Total contract revenue of $37.9 million, up 20% year-over-year

•                  A 61% increase in revenue from Discovery Services, marking the fourth consecutive quarter of growth in this business component, and the fourth consecutive quarter of year-over-year growth

•                  A 45% increase in Development revenue, marking four consecutive quarters (and six out of the last seven quarters) of year-over-year growth

•                  Revenue from clinical trials materials manufacturing was $6.7 million, up 14% from Q3 2005, and marking 11 consecutive quarters of year-over-year growth in this area

•                  Net income of $1.4 million, or $0.04 per diluted share

•                  Successful implementation of an Oracle-based Enterprise Resource Planning (ERP) system across all business and manufacturing functions for U.S.-based operations.

•                  The election of two healthcare industry veterans to AMRI’s Board of Directors

•                  The selection of a compound from AMRI’s internal R&D program in oncology for advanced preclinical testing, with the goal of submitting an Investigational New Drug Application to the FDA in 2007

Third Quarter Results

Total revenue for the third quarter of 2006 was $44.2 million, compared to total revenue of $44.3 million in 2005.  Higher revenue in contract services in 2006 was offset by a decline in royalty revenues.

Total contract revenue for the third quarter of 2006 was $37.9 million, an increase of 20% compared to total contract revenue of $31.6 million during the third quarter of 2005.

Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

Contract revenue for Discovery Services in the third quarter of 2006 was $10.0 million, an increase of 61% from $6.3 million in 2005.  A significant portion of the growth in this component was driven by revenue from the company’s European operations.

Contract revenue from Development and Small Scale Manufacturing in the third quarter of 2006 was $9.6 million, an increase of 45% compared to $6.6 million in 2005.

Contract revenue for Large Scale Manufacturing in the third quarter of 2006 was $18.2 million, a decrease of 2% compared to $18.6 million in 2005.

Recurring royalties from Allegra® in the third quarter of 2006 were $6.3 million, a decrease of 50% from $12.8 million in the third quarter of 2005.  AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®. Recurring royalties in the third quarter of 2006 continued to be adversely impacted by the at-risk launch of generic fexofenadine in the third quarter of 2005 in the U.S. market.

Net income in the third quarter of 2006 was $1.4 million, or $0.04 per diluted share, compared to net income of $4.4 million, or $0.13 per diluted share, in 2005.

Year-to-Date

Total revenue for the nine-month period ended September 30, 2006 was $133.2 million, a decrease of 8% compared to total revenue of $144.8 million during the same period in 2005.  The decrease of $11.6 million in total revenue was due to a reduction in Allegra royalties, as well as the effects on Large Scale Manufacturing due to the discontinuation of one product supplied to GE Healthcare in

2005.  These decreases were offset by revenue resulting from the acquisition of AMRI Hungary (formerly ComGenex), as well as increasing demand in all components of AMRI’s contract chemistry services business.

Total contract revenue for the first nine months of 2006 increased 8% to $112.5 million, compared to total contract revenue of $104.1 million for the comparable period in 2005.  Total contract revenue for the first nine months of 2005 included $17 million from one discontinued product previously supplied to GE Healthcare by our Large Scale Manufacturing subsidiary.

Contract revenue for Discovery Services through September 30, 2006 was $27.3 million, an increase of 41% from $19.4 million in 2005.

Contract revenue from Development and Small Scale Manufacturing for the nine-month period was $26.8 million, an increase of 31% from $20.4 million in 2005.

Contract revenue for Large Scale Manufacturing in the nine-month period ended September 30, 2006 was $58.2 million, a decrease of 9% compared to $64.3 million in the comparable period in 2005.  Large Scale Manufacturing contract revenue for the first nine months of 2005 included $17 million from the discontinued product previously supplied to GE Healthcare.

Recurring royalty revenue for the first nine months of 2006 decreased by 49% to $20.7 million, compared to $40.7 million in 2005.

Net income for the first nine months of 2006 was $2.9 million, or $0.09 per diluted share, compared to net income of $17.3 million, or $0.53 per diluted share, for the nine-month period ended September 30, 2005.  During the second quarter of 2006, AMRI recorded a charge of $2.2 million (net of tax-related effects), or $0.07 per diluted share, to reduce the carrying value of the company’s Mount Prospect Research Center. Excluding this charge, net income for the period ended September 30, 2006 on an adjusted basis was $5.2 million, or $0.16 per diluted share.  For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share, please see Table 1 at the end of this press release.

AMRI Chairman, President and Chief Executive Officer Thomas E. D’Ambra, Ph.D. said, “Overall, this quarter we experienced solid revenue growth in our Discovery Services and Development business components, a trend that has been developing over the last 12 to 18 months.  Growth in these areas contributed significantly to total contract revenue growth of 20% for the quarter, and 8% for the first nine months of 2006.  In Large Scale Manufacturing, the story is mixed.  While revenue is down slightly for the quarter and year-to-date, we faced a challenge at the beginning of the year in making up $17 million in revenue from one discontinued product previously supplied to GE Healthcare.  We made up a significant portion of this revenue from new business.  However, we need to improve profitability in this area.”

D’Ambra continued, “Compared to one year ago, earnings were impacted by a drop in Allegra revenues due to the at-risk launch of generic fexofenadine last year, and reduced profitability in our Large Scale Manufacturing business component.  In Large Scale Manufacturing, we have agreements in place to manufacture the active ingredients in two new treatments, one of which has received an approvable letter, and the other has been approved, by the FDA.  As stated last quarter, while we are pleased with the growth in contract revenues, we recognize that significant work remains in increasing contract margins, and we are committed to improving this component of our performance.”

Large Scale Manufacturing Restructuring Initiative

The market for AMRI’s Large Scale Manufacturing operations continues to evolve toward the production of clinical trial materials with strong commercial potential.  The company believes that securing commercial supply agreements for many of these compounds is strategically important for the growth of this component.  The company’s progress to date includes eleven consecutive quarters of year-over-year growth in revenue from clinical trials materials manufacturing, the signing of commercial supply agreements with customers for three of these compounds, and a growing number of customer projects in this area.  AMRI is currently working on 14 Phase III clinical trial compounds on behalf of customers, not including the two customer compounds mentioned elsewhere with positive announcements from the FDA.  In addition, the company was able to recover a significant portion of the $17 million in Large Scale Manufacturing revenue lost from one major discontinued product.

Building on this progress, the company announced that it has begun to implement a plan to restructure its Large Scale Manufacturing operation in Rensselaer, New York.  The plan was developed after a detailed analysis of the site’s processes, management, cost structure, efficiency and profitability.  The goals of the restructuring plan are to strengthen AMRI’s competitiveness in this component and reduce operating costs by strengthening its leadership, increasing efficiency and eliminating overlap.

Through this effort, the company expects to realize annual savings of approximately $5 million dollars beginning in 2007.  The savings are expected to occur through workforce reductions as well as non-workforce-related actions such as disposal of underutilized assets, elimination of non-essential operating expenses, and reductions in raw material costs.  Most of these initiatives will be implemented by the end of 2006.

As part of this restructuring plan, the company expects to reduce the employee base at its Rensselaer manufacturing site by approximately 40 people, or approximately 15% of the Large Scale Manufacturing workforce, through attrition, retirements and job eliminations.  Permanently affected full-time employees will be eligible for severance pay, continuation of benefits, and outplacement services.  Charges relating to this corporate restructuring are estimated to be approximately $3 million to $4 million, including non-cash charges of approximately $2 million relating primarily to the disposal of capital assets.  AMRI expects to take the majority of these charges in the fourth quarter of 2006.

The company also announced that Kenton L. Shultis, Vice President and General Manager of the company’s Large Scale Manufacturing business, has been reassigned to an advisory role reporting to the CEO.  The company has launched a search for a successor to Mr. Shultis.

“This initiative is designed to sharpen operational and financial focus and right size our large scale manufacturing operations with customer demand, consistent with our business strategy,” said D’Ambra.  “We take these carefully considered steps today as we continue to implement a well-defined growth strategy for our chemistry services business and, in particular, our Large Scale Manufacturing operations.  These actions build on our ongoing cost-savings efforts in Rensselaer, and support the transition of this facility away from a structure built to accommodate a few, larger legacy products to a more nimble, agile infrastructure that supports a number of projects produced simultaneously.  As part of our efforts to reprioritize and focus resources at this facility, AMRI has already invested over $40 million in improvements during the least three years at its Rensselaer-based Large Scale Manufacturing operations.  We take these actions today to position this key business component for both near- and long-term growth, and help establish the Rensselaer facility as a key driver for revenue and earnings well into the future.”

Liquidity & Capital Resources

At September 30, 2006, AMRI had cash, cash equivalents and investments of $103.0 million, compared to $107.0 million at June 30, 2006. The decrease of $4.0 million in cash, cash equivalents and investments in the third quarter of 2006 was due primarily to $2.7 million in purchases of property, plant and equipment; and $1.1 million of principal payments on the company’s outstanding debt.  Total debt at September 30, 2006 was $19.6 million, compared to $20.7 million at June 30, 2006.  Cash, cash equivalents and investments, net of debt, were $83.4 million at September 30, 2006, compared to $86.3 million at June 30, 2006.  Total common shares outstanding, net of treasury shares, at September 30, 2006 were 32,608,089.

Contract Revenue Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the fourth quarter and updated guidance for the full year 2006. “In the fourth quarter, we expect contract revenue to range from $37 million to $40 million, an increase of up to 22% from the fourth quarter of 2005,” he said. “We anticipate continued strong revenue growth from our European operations, and continued strong demand for Discovery Services and Development and Small Scale Manufacturing.”

“As we begin the fourth quarter, we can now focus estimates for total contract revenue for the full year 2006 from the previously stated range of $150 million to $160 million, to a narrower range of $150 million to $153 million.  This range represents a 9% to 12% increase from 2005 levels,” he added.  “We expect the full year contract revenue increase to result from strong demand in Discovery Services, as well as Development and Small Scale Manufacturing.  Furthermore, in Large Scale Manufacturing, we expect to recover a substantial portion of the $17 million gap from the expiration of an agreement in 2005 for the supply of an intermediate product to GE Healthcare.  Finally, given the lack of guidance from Sanofi-Aventis on Allegra sales performance, we are continuing with our recent practice of not providing further financial guidance.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

•                  The selection of a compound from AMRI’s internal oncology research program for advanced preclinical testing, with the goal of submitting an Investigational New Drug Application with the FDA in 2007.

•                  The election of Veronica G.H. Jordan, Ph.D. and Una S. Ryan, Ph.D., O.B.E. to the company’s Board of Directors.  Each brings extensive experience and a record of accomplishment in the biotechnology, device and CRO sectors.

•                  The launch of AMRIDirect (www.amridirect.com), a searchable, online database of drug-like compounds for use in drug discovery.

•                  The signing of a multi-year drug substance manufacturing agreement with New River Pharmaceuticals Inc. (NASDAQ: NRPH).  AMRI will manufacture the active pharmaceutical ingredient in NRP104 (lisdexamfetamine dimesylate), which has received an approvable letter from the FDA for 30mg, 50mg and 70mg capsules for the treatment of Attention Deficit/Hyperactivity Disorder in children ages six to 12.

•                  The initiation of construction on a new 50,000 sq. ft. R&D centre at the Shapoorji Pallonji Biotech Park in Hyderabad, India, representing the first major expansion of the company’s Hyderabad Research Centre. Expected to be completed in late 2007, the facility will conduct contract projects in early stage drug discovery research and house a development laboratory. The centre is expected to add over 100 employees to the company’s existing Hyderabad operations in the nearby ICICI Knowledge Park.

•                  The successful completion of a FDA general systems audit with no Form 483 observations at AMRI’s large scale manufacturing subsidiary in Rensselaer, NY.

•                  The successful completion of a FDA inspection at the company’s cGMP manufacturing facility at 21 Corporate Circle in Albany, without a Form 483 finding.

•                  The signing of another multi-year manufacturing agreement with a major pharmaceutical company to produce the bulk drug substance for a compound recently approved by the FDA.  This compound was approved by the FDA in October and is expected to be launched in the near future.

•                  The implementation in July of an Oracle-based Enterprise Resource Planning (ERP) system at the company’s U.S. operations, with the goal of streamlining practices and driving operational efficiencies by identifying process improvements and cost reductions.

Third Quarter Conference Call

The company will hold a conference call at 10:00 a.m. Eastern Time on November 9, 2006 to discuss its quarterly results, business highlights and prospects.  During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-817-2743 (for domestic calls) or 913-981-4915 (for international calls) at 9:45 a.m. ET and provide conference code 5764377.  In addition, the call is being webcast on the Internet and can be accessed on the company’s website, www.albmolecular.com.

Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on November 9, 2006. To access the replay by telephone, please call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 5764377.  In addition, replays of the call will be available for three months on the company’s website at www.albmolecular.com/investor/investcc.html.

Albany Molecular Research, Inc. is a global drug discovery company that provides chemistry services to pharmaceutical and biotechnology companies and conducts its own proprietary R&D programs.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company’s estimates of contract revenue for the fourth quarter of 2006 and for the full year 2006, statements made by the company’s chief executive officer and chief financial officer, statements regarding the strength of the company’s business and prospects, including statements concerning the expected revenue growth from and business demand for the company’s Discovery Services and Development and Small Scale Manufacturing business units, and management’s initiatives to restructure the company’s Large Scale Manufacturing operations (including management’s forecasted annual savings, the company’s targeted workforce reduction and the timing of the forecasted savings), new active pharmaceutical ingredients manufactured by the company, profitability and sustain the company’s momentum and long term growth. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets, sales of Allegra and the impact of the “at-risk” launch of generic Allegra on the company’s receipt of significant royalties under the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra, the success of the company’s collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company’s ability to enforce its intellectual property and technology rights, the company’s ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, uncertainty concerning charges associated with the company’s restructuring of its Large Scale Manufacturing business unit, which may be higher than estimated at this time, the risk that the company will not realize the anticipated cost savings from its restructuring plans during the time frame indicated, or even if the anticipated cost savings are achieved, that the Large Scale Manufacturing business unit may remain unprofitable or operate with low gross margins, the ability of the company’s strategic investments and acquisitions to perform as expected, including the reaction of customers of the company and ComGenex to the acquisition of ComGenex, the company’s timing and ability to successfully integrate ComGenex’ operations (including migration of ComGenex to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and ComGenex’ services, the failure by the company to retain key employees of ComGenex, failure to further develop and successfully market ComGenex’ service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company’s internal controls over financial reporting, risks related to the company’s implementation of its ERP system, and the company’s ability to effectively manage its growth, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 16, 2006, and the company’s other SEC filings. Revenue guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Table 1: Reconciliation of Year-to-Date Net Income and Earnings per Diluted Share (Unaudited)

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income and earnings per diluted share adjusted to exclude the impairment charge related to our Mount Prospect Research Center (MPRC), which management believes is outside our core operational results. We believe presentation of these measures enhances an overall understanding of our historical financial performance and future prospects because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for net income or earnings per diluted share prepared in accordance with GAAP.

	Year to Date 2006	Third Quarter 2006

Net income as reported	2,947	1,406
MPRC impairment charge	2,236	—
Net income as adjusted	5,183	1,406
Earnings per diluted share as reported	0.09	0.04
MPRC impairment charge	0.07	—
Earnings per diluted share as adjusted	0.16	0.04

i

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Contract revenue	$37,907	$31,550	$112,478	$104,124
Recurring royalties	6,333	12,779	20,711	40,679
Total revenue	44,240	44,329	133,189	144,803

Cost of contract revenue	32,132	26,137	95,764	84,600
Technology incentive award	633	1,277	2,151	4,072
Research and development	2,583	4,070	7,925	11,039
Selling, general and administrative	8,112	6,331	22,659	19,177
Property and equipment impairment	—	—	3,084	—
Total costs and expenses	43,460	37,815	131,583	118,888

Income from operations	780	6,514	1,606	25,915

Interest income, net	759	561	2,146	1,081
Other income (expense), net	89	(137)	1	(67)

Income before income tax expense	1,628	6,938	3,753	26,929

Income tax expense	222	2,565	806	9,666

Net income	$1,406	$4,373	$2,947	$17,263

Basic earnings per share	$0.04	$0.14	$0.09	$0.54

Diluted earnings per share	$0.04	$0.13	$0.09	$0.53

Albany Molecular Research, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(Dollars and share amounts in thousands)	September 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$23,828	$27,606
Investment securities, available-for-sale	79,169	100,304
Accounts receivable, net	32,866	22,238
Royalty income receivable	6,038	6,247
Inventories	23,412	30,603
Prepaid expenses and other current assets	7,044	6,391
Property and equipment held for sale	2,000	5,376
Total current assets	174,357	198,765

Property, plant and equipment, net	154,041	151,078

Other assets:
Goodwill	36,312	25,747
Intangible assets and patents, net	1,854	1,434
Equity investments in unconsolidated affiliates	956	956
Other assets	1,221	1,202

Total assets	$368,741	$379,182

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$15,019	$14,375
Deferred revenue	7,193	12,537
Accrued pension benefits	1,014	1,014
Income taxes payable	2,526	7,466
Current installments of long-term debt	4,541	4,536
Total current liabilities	30,293	39,928

Long-term liabilities:
Long-term debt, excluding current installments	15,061	18,521
Deferred income taxes	4,452	5,080
Pension and postretirement benefits	1,319	2,356
Other long term liabilities	236	236
Total liabilities	51,361	66,121

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 100,000 shares authorized, 34,685 shares issued at September 30, 2006, and 34,471 shares issued at December 31, 2005	347	345
Additional paid-in capital	195,624	193,066
Unearned compensation — restricted stock	(3,094)	(1,921)
Accumulated other comprehensive loss	(410)	(395)
Retained earnings	162,084	159,137
Less, treasury shares at cost, 2,077 shares	(37,171)	(37,171)
Total stockholders’ equity	317,380	313,061
Total liabilities and stockholders’ equity	$368,741	$379,182